Exhibit 10.18

CONFIDENTIAL TREATMENT REQUESTED BY THE REGISTRANT. [***] INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS NOT MATERIAL AND IS OF THE TYPE THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

CONTRACT FOR SALE AND
PURCHASE OF CRUDE HELIUM

THIS CONTRACT FOR SALE AND PURCHASE OF CRUDE HELIUM ("Agreement") is made as of August 25, 2023 ("Effective Date") between Badger Midstream Energy, LP having an office at 910 Louisiana, Suite 2400, Houston TX, 77002 ("Seller") and NEH Midstream LLCX, having an office at 4501 Santa Rosa Drive, Midland, Texas 79707 ("Buyer").

WHEREAS, Buyer has confirmed its intent to purchase Crude Helium from Seller, and Seller has agreed to sell a quantity of Crude Helium to Buyer;

WHEREAS, Buyer desires to receive tolling services from Seller in order to convert Crude Helium sold by Seller to Buyer into Liquid Helium pursuant to a separate tolling agreement to be executed between Buyer and Seller's Affiliate, Keyes Helium Company; and

NOW THEREFORE, in light of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1: DEFINITIONS

As used in this Agreement, the following words and terms shall have the following respective meanings, all definitions being equally applicable to both the singular and plural forms. References here and elsewhere in this Agreement to articles and sections are to articles and sections of this Agreement, unless otherwise stated.

"Acceptance/Delivery Point" means the certified BLM meter that is connected to the Federal Helium Pipeline and used to measure Crude Helium sold and purchased hereunder.

"Agreement" has the meaning specified in the preamble.

"Affiliate" means, with respect to any company, any other company that directly (i) controls or owns the first company, (ii) is controlled or owned by the first company or (iii) is under common control or ownership with the first company, where "own" (including the terms "owned by" and "under common ownership with") means ownership of fifty percent (50%) or more of the equity interest(s) of the company, and "control" (including the terms "controlled by" and "under common control with") means the power to direct or cause the direction of the management or policies of the company, whether through ownership of voting securities, or otherwise.

"BLM" means the United States Department of the Interior, Bureau of Land Management.

"BLM Fees" means the fees charged from time to time by BLM or any Affiliate, agent, or representative thereof for use of the BLM System, expressed as a lump sum or per-unit amount, including fees for acceptance, delivery, storage, transportation, account transfer, management, and administration (each such separately charged fee, a "BLM Fee"), but excluding (i) nonconforming purity fees, low sample pressure fees, and fees charged in connection with the fee-payer's negligence or failure to comply with rules promulgated by BLM or any Governmental Authority, and (ii) the Contract Administration Fee and the Acceptance/Delivery Point Assessment Fee (as such terms are defined in BLM's standard Contract for the Storage and Delivery of Helium as of the Effective Date).

"BLM Storage Account" means the BLM storage contract number belonging to Seller or an Affiliate of Seller as set forth in the applicable BLM Storage Contract.

"BLM Storage Contract" means the Contract for Storage and Delivery of Helium between Seller, or an Affiliate of Seller, and the BLM effective as of October 1, 2021.

"Buyer" has the meaning specified in the preamble.

"Commencement Date" means January 1, 2024.

"Contained Helium" means the amount of helium contained in Crude Helium.

"CPI" means the Consumer Price Index for All Urban Consumers (CPI-U), Series ID CUUR0000SA0, U.S. City Average, all items, index base period 1982-1984=100, published monthly by the U.S. Department of Labor in the publication Consumer Price Index, or any successor publication thereto, and which can be found on the U.S. Bureau of Labor Statistics' website here:

https://data.bls.gov/timeseries/CUUR0000SA0?amp%253bdata too1=XGtable&output_view=data&include graphs=true

"Crude Helium" means the helium-gas mixture in gaseous phase which is comprised predominantly of helium together with other constituents of natural gas that (i) meets the minimum specification for processing and liquefaction at the Keyes Plant and (ii) is acceptable for storage and delivery in the Federal Helium System as defined in Article 2.1 of the BLM Storage Contract.

"Crude Helium Forecast" has the meaning specified in Section 8.1.

"Crude Helium Price" has the meaning specified in Article 6.

"Day" means a 24-hour period from 8:00 a.m. to 8:00 a.m. Central Standard Time.

"Delivery Point" has the meaning specified in Article 5.

"Event of Default" has the meaning specified in Article 12.

"Federal Helium System" has the same meaning as defined in 50 U.S.C. § 167(4).

"Force Majeure Event" has the meaning specified in Section 13.1.

"Initial Term" has the meaning specified in Section 2.1.

"Keyes Plant" means the helium purification and liquefaction facility located in Keyes, Oklahoma owned and operated by Seller's Affiliate, Keyes Helium Company.

"MCF" means one thousand SCF.

"MMCF" means one million SCF.

"Month" means a period of time beginning at 8:00 a.m. Central Standard Time on the first Day of a calendar month and ending at 8:00 a.m. Central Standard Time on the first Day of the next succeeding calendar month.

"Notice" means a written notice and "NOTIFY" means the giving of a Notice.

"Party" means Buyer or Seller.

"Parties" means Buyer and Seller.

"Renewal Term" has the meaning specified in Section 2.2.

"Seller" has the meaning specified in the preamble.

"Standard Cubic Foot" or "SCF" means the volume of helium-gas mixture or contained helium, as applicable, which occupies the space in one cubic foot when at a temperature of 60 degrees Fahrenheit and at an absolute pressure of 14.65 pounds per square inch.

"Taxes" means the any tax, assessment, excise or duty imposed by a government authority on or with respect to the Crude Helium sold and purchased under this Agreement.

"Year" means the period of time beginning at 8:00 a.m. Central Standard Time on the first Day of January and ending at 8:00 a.m. Central Standard Time on the first Day of January the next succeeding calendar year.

ARTICLE 2: TERM

2.1            Initial Term. The initial term of the Agreement shall commence on the Commencement Date and shall continue until and including June 30, 2027 (the "Initial Term").

2.2            Renewal Term. Buyer and Seller may mutually agree to extend the term for an additional Year ("Renewal Term"). In order to extend the Agreement, Buyer and Seller must notify one another of their interest in renewing an additional Year and must agree to a price for the Renewal Term. If the Parties cannot reach an agreement for the Renewal Term by March 31, 2027, this Agreement shall expire at the end of the Initial Term. All other terms of the Agreement shall continue throughout any Renewal Term, unless otherwise modified in writing by the Parties.

ARTICLE 3: QUANTITY

3.1         Seller's Supply Obligation. It is recognized by the Parties that Seller's ability to supply Crude Helium to Buyer is dependent upon Seller obtaining Crude Helium from natural gas producers in the region with helium entrained in the natural gas stream which is interconnected to and transported through Seller's affiliated Keyes Gathering System and elcHenergy Gathering System. Such natural gas is then to be transported by pipeline to the DCP National Helium natural gas processing facility located in Liberal, KS where the natural gas is processed and Seller's Helium is extracted.

Seller shall offer for sale to Buyer, one hundred percent (100%) of the Crude Helium to which Seller and its Affiliates have secured the processing rights, purchase rights, and clear title during the Term of this Agreement. The Parties recognize, however, that Seller makes no representation or warranty to supply any minimum volume of Crude Helium hereunder.

3.2            Buyer's Purchase Obligation. Buyer shall purchase one hundred percent (100%) of the Crude Helium offered for sale by Seller; provided, however, Buyer shall not be obligated to purchase Monthly quantities from Seller in excess of 1,000 MCF. If Seller's available Crude Helium ever exceeds 1,000 MCF per Month, Buyer shall have the right, but not the obligation to acquire such additional volumes offered by Seller. If Buyer declines to purchase such additional Crude Helium volumes above 1,000 MCF per Month, Buyer shall have no further right or claim to that specific volume, and Seller shall be free to offer such additional volumes to other third-parties.

ARTICLE 4: QUALITY

Crude Helium supplied by Seller hereunder must meet the minimum specification that is acceptable for storage and delivery in the Federal Helium System as defined in Article II Section 2.1 of a BLM Storage Contract, which is also acceptable for processing and liquefaction at the Keyes Plant.

ARTICLE 5: DELIVERY

5.1            Delivery. For Crude Helium delivered via the Federal Helium System, title to the Crude Helium and risk of loss shall transfer from Seller to Buyer within Seller's BLM Storage Account when Buyer's payment for Crude Helium has been received into Seller's bank account ("Delivery Point").

Seller shall be solely responsible for any and all costs associated with the acquisition, production, transportation, delivery, and processing until delivered to the BLM at the direction of Seller to Seller's BLM Storage Account after the extraction of the Helium at the DCP National Helium natural gas processing facility located in Liberal, KS where the natural gas is processed. For any Crude Helium sold and purchased hereunder, Buyer shall reimburse Seller for any BLM Fees associated with the transfer to Seller's Affiliate's BLM Storage Account ("BLM Transfer Fee").

5.2            Tolling. Seller and Buyer intend to sign a separate tolling agreement ("Tolling Agreement") to specify the terms and conditions for such services; however, Buyer shall have the right to toll quantities of Crude Helium purchased and sold under this Agreement at any helium refinery at Buyer's sole election. Buyer shall be responsible for BLM Fees for the storage of Buyer's Crude Helium within Seller's Affiliate's BLM Storage Account ("Storage Fee") and the removal of Buyer's Crude Helium from Seller's Affiliate's BLM Storage Account at the time tolling services are provided ("Transportation Fee"), with the Storage Fee billed pursuant to this Agreement and the Transportation Fee billed pursuant to the Tolling Agreement. All other BLM Fees shall be Seller's responsibility.

5.3            Volume Tracking. On or around the tenth (10th) Day of each Month, Seller shall prepare a Monthly Volume Tracking Report for the purpose of tracking the quantity of Buyer's Crude Helium stored within Seller's BLM Storage Account on behalf of Buyer as of the beginning of the preceding Month ("Buyer's Inventory"), the quantity of Crude Helium sold and/or delivered to Buyer during the preceding Month, the quantity of Liquid Helium delivered by Seller to Buyer pursuant to the Tolling Agreement during the preceding Month, the quantity of process losses associated with the provision of tolling services and the balance in Buyer's Inventory as of the end of the preceding Month. Buyer shall review the Volume Tracking Report and shall Notify Seller of any discrepancies within seven (7) Days of receipt of the Volume Tracking Report. The parties shall use commercially reasonable efforts to amicably resolve any discrepancies by the end of the Month.

5.4            BLM Disruptions. If, during the term of this Agreement, the BLM System (x) experiences a casualty event or other major mechanical or technical failure, or (y) is privatized or undergoes another major regulatory or operational change, in either case such that delivery of Helium via the BLM System as contemplated by this Agreement is made commercially impracticable, the Parties shall cooperate in good faith to attempt to promptly amend this Agreement to (i) provide for delivery of Helium by reasonable alternative means, and (ii) otherwise effect the original intent of the Parties as closely as possible such that this Agreement and allocation of risks, costs, and benefits contemplated hereby on the Effective Date are fulfilled to the extent possible. In the event the Parties cannot agree on the terms of such an amendment within forty-five (45) Days, then at the written election of either Party given within thirty (30) Days after the end of such forty-five (45) Day period, this Agreement shall terminate as if the Term had expired.

ARTICLE 6: PRICE

The price for Crude Helium delivered to Buyer hereunder during the period January 1, 2024 through December 31, 2024, shall be USD $[***]         ("Crude Helium Price"). Such price shall be subject to annual adjustment by the same percentage as the annual percentage change in the CPI from the CPI applicable to December 2023 to the CPI for the month of December immediately preceding the relevant January 1st price adjustment date; provided, however, that the Crude Helium Price shall never be less than the price prior to the CPI adjustment. Such increases in the Crude Helium Price shall take effect on January 1 of each Year, beginning with January 1, 2025. For the sake of clarity, the applicable price for Crude Helium shall be the price in effect on the date that the Crude Helium is transferred into Seller's BLM Storage Account.

ARTICLE 7: BILLING AND PAYMENT

Seller shall, on a Monthly basis no earlier than the twenty-fifth (25th) Day of each Month, invoice Buyer for all Crude Helium sold to Buyer for the previous month's production. Payments shall be made by wire transfer pursuant to the instructions specified on Seller's invoice net thirty (30) Days from the date of the invoice. All invoices will be itemized and include all applicable back-up.

Seller's bank information details are as follows:

Badger Midstream Energy, LP

Woodforest National Bank the Woodlands Texas

ABA Routing:     113008465

Account:              1312041286

Buyer has provided a Certificate, Ratification and Guarantee between AirLife Gases USA Inc. (AirLife Gases) and Buyer dated October 27, 2023 (Guarantee), whereby AirLife Gases agrees to pay for any Crude Helium delivered and invoiced hereunder if, and to the extent, Buyer has not made timely payment hereunder. Specifically, in the event that payment of any Seller's invoice is past due by thirty (30) days or more, Seller shall have the right to seek payment from AirLife Gases pursuant to the Guarantee. Airlife Gases shall then have ten (10) days to pay for such Crude Helium. If AirLife Gases or Buyer fail to pay within such 10 day period, Seller shall then have the right to terminate this Agreement.

ARTICLE 8: MEASUREMENT AND QUANTITIES

8.1            Crude Helium Forecast. Upon request by Buyer, Seller shall provide Buyer with a forecast of the Crude Helium volume Seller expects to deliver to Buyer during a specified period of time ("Crude Helium Forecast") and will subsequently update the Crude Helium Forecast upon further requests. Both Parties acknowledge that these forecasts are only projections, and that the recovery ability of the facilities extracting the Helium and the actual Helium extracted is not known until after the end of each delivery Month.

Once Seller is notified by DCP Midstream, in its capacity as the gas processor, as to the quantity of Crude Helium actually delivered, Seller shall have the Crude Helium transferred directly into a BLM Storage Account controlled by Seller's Affiliate, Keyes Helium Company until the Crude Helium is Tolled by Keyes Helium for Buyer. Once such transfer to Seller's Affiliate's BLM Storage Account has been made, Seller shall invoice Buyer for the volume of Crude Helium transferred hereunder in accordance with the billing and payment terms set forth in Article 7. The unit of measure used for billing purposes hereunder shall be MCF.

8.2            BLM Allocation. In the event of a Federal Helium System allocation by the BLM, such that withdrawals by Buyer of the quantities delivered hereunder are limited, then if permitted by the BLM and at no cost, risk, or limitation to Seller, Seller shall permit Buyer to do one (but not both) of the following:

(a)	utilize Seller's withdrawal capacity under allocation to withdraw quantities of Crude Helium delivered hereunder; or

(b)	have Seller transfer Buyer's quantities of Crude Helium back to another party's BLM Storage Account such that Buyer may further transfer its Crude Helium to a different delivery point on the BLM System where the withdrawal of such Crude Helium for tolling can occur.

ARTICLE 9: TAXES

Seller shall be responsible for all Taxes imposed or assessed prior to the Delivery Point. Buyer shall be responsible for any Taxes imposed or assessed after the Delivery Point. If a Party is required to remit or pay Taxes that are the other Party's responsibility hereunder, the Party responsible for such Taxes shall promptly reimburse the other Party for such Taxes. All invoices shall be paid in accordance with Article 7. Included with the invoice, Seller shall provide to Buyer the inventory balances in the BLM Storage Account directly related to Buyer's Crude Helium purchase volumes hereunder as well as the relevant Tax documentation indicating the actual Tax payments related to the BLM Storage Account inventory balance.

ARTICLE 10: WARRANTY

Seller warrants that the Crude Helium delivered to Buyer shall conform to the specification that is acceptable for storage and delivery in the Federal Helium System as defined in Article II Section 2.1 of the BLM Storage Contract, or for processing in the Keyes Plant, whichever is applicable for the volumes purchased, and that at the time of delivery Seller shall have good title and right to transfer the Crude Helium and that the Crude Helium shall be delivered free of encumbrances. THERE IS NO WARRANTY OF MERCHANTABILITY AND THERE ARE NO OTHER WARRANTIES, EXPRESSED, OR IMPLIED, THAT EXTEND BEYOND THIS STANDARD OF PURITY.

ARTICLE 11: DISPUTE RESOLUTION

Each Party irrevocably agrees to the non-exclusive jurisdiction of the courts of the State of Texas and the United States District Court located in the Harris County and waives any objection which it may have at any time to the laying of venue of any court proceedings brought in any such court in respect of a dispute under this Agreement. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING FROM A DISPUTE UNDER THIS AGREEMENT.

ARTICLE 12: DEFAULT TERMINATION

In the event a Party fails to perform a material obligation hereunder and such failure is not cured within thirty (30) Days following Notice; or (ii) files a petition in bankruptcy or if a receiver shall be appointed for the business or assets of said Party ("Event of Default"), then the other Party shall have the right, at its sole election, to immediately withhold and/or suspend deliveries or payments upon written notice and/or to terminate, accelerate, and liquidate the Agreement, in addition to any and all other remedies available at law or in equity.

Additionally, if Buyer fails to pay for any Crude Helium volumes delivered to Seller's BLM Storage Account for the account of Buyer prior to the effective date of any Default Termination, then Buyer may seek payment for such delivered Crude Helium from AirLife Gases USA Inc. pursuant to that Certificate, Ratification and Guarantee between NEH Midstream LLC and AirLife Gases USA Inc dated October 27, 2023 and attached hereto and incorporated herein by reference.

ARTICLE 13: FORCE MAJEURE

13.1	Events of Force Majeure. The Parties shall be excused from all responsibility and liability for any delay or failure of performance which shall be attributable directly or indirectly to an event or delay for which neither Party was the cause of such event or delay, labor strikes, acts of God, acts of public enemy, wars, blockades insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, civil disturbances, explosions, breakage or accident to machinery or equipment, perforation or breakage of lines of pipe, freezing of wells or lines of pipe, partial or entire failure of gas wells or pressure protection devices, any laws, orders, rules, regulations, acts or restraints of any government or governmental body of authority whether civil or military, and any similar or dissimilar cause not within the reasonable control of the Party claiming suspension which by the exercise of due diligence such Party is unable to avoid ("Force Majeure Event"); provided, however, that change in economic conditions including a downturn in the economy shall not be considered a Force Majeure Event.

13.2	Notice. The Party asserting a Force Majeure Event shall in each instance give the other Party Notice as soon as possible but no later than five (5) working Days after knowledge of the beginning of the circumstances of the Force Majeure Event. Such notice shall include a brief description of the events or circumstances of the Force Majeure Event and an estimate of the anticipated duration of the period of suspension of performance hereunder. Not later than five (5) working Days after the cessation of any such events or circumstances constituting the Force Majeure Event, the Party that asserted the same shall give the other Party Notice of the date of such cessation.

ARTICLE 14: LIABILITY AND INDEMNITY

14.1	Indemnity. Each Party agrees to indemnify the other Party and hold it harmless from and against any and all third-party claims (including, but not limited to all cost, expense, loss, damage, liability and reasonable and documented attorney's fees) that may result from its own acts of willful misconduct or gross negligence or those of its servants, agents and employees, provided that each Party agrees to make no claim against the other on account thereof. Seller represents and warrants that, throughout the term, it has the unrestricted right to enter into this Agreement and to satisfy all obligations hereunder.

14.2	Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS OR BUSINESS OPPORTUNITY, EVEN IF ADVISED OF THE POSSIBILITY OF THOSE DAMAGES.

14.3	Liability Cap. Notwithstanding the foregoing or anything to the contrary herein or in any other document, either Party's aggregate liability for any damages howsoever occurring, whether based in tort, warranty, strict liability, negligence or any other theory of law shall be limited to and not exceed two million U.S. dollars ($2,000,000).

ARTICLE 15: CONTRACTUAL

This Agreement shall not be binding upon the Parties until it is executed and delivered by their duly authorized representatives. No change, modification, discharge or waiver of or addition to any of said provisions shall be binding upon the Parties unless set forth in writing, specifically identifying this Agreement and executed and delivered by a duly authorized representative of each of them. This Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective permitted successors and assigns, including any entity (i) with which either Party may merge or consolidate or (ii) to which either Party may transfer a material amount of its stock or assets. The Parties shall assign this Agreement and all of the duties and obligations therein by way of a writing reasonably acceptable to the other Parties.

ARTICLE 16: NOTICES

All Notices or other communications required or permitted to be given by one Party to the other Party shall be in writing and shall be deemed given when transmitted by email, sent by a recognized overnight courier, or by certified or registered mail postage prepaid or when delivered personally. All such notices and communications shall be addressed and delivered to the following addresses:

(a)            If to Seller:

Badger Midstream Energy, LP

910 Louisiana, Suite 2400

Houston, Texas 77002

Attention: Contract Administrator

with a copy addressed to:
Badger Midstream Energy, LP
910 Louisiana, Suite 2400
Houston, Texas 77002
Attention: CEO.

(b)            If to Buyer:

Legal Notices to NEH Midstream LLC

NEH Midstream LLC
4501 Santa Rosa Drive
Midland, Texas 79707

Invoicing:

Email: will@newerahelium.com
Telephone: +1 (832) 270-6479

Scheduling and Logistics: as advised by Buyer from time to time.

Either Party may change its address or receiving person by providing written Notice to the other Party.

ARTICLE 17: CONFIDENTIALITY

Except as required by law, regulation or order of governmental authority, the Parties hereto and their respective Affiliates, agents, employees, officers, directors, advisors and attorneys shall keep and maintain this Agreement and all the terms and provisions hereof in strict confidence for the term of the Agreement and will not transmit, reveal, disclose or otherwise communicate the substance or any of the terms or provisions of this Agreement to any other person who is not an agent or contractor of the Parties. The terms of this Agreement may be disclosed in any litigation involving this Agreement to the Parties' and Parties' Affiliates' investors, auditors, counsel, lenders or potential lenders, and other professional advisors, and agents or contractors of the Parties who have a need to know such confidential information; provided that, in any such disclosure other than litigation involving this Agreement, the person or Party to whom such disclosure is made agrees to be bound by this confidentiality provision.

ARTICLE 18: ASSIGNMENT

Neither Seller nor Buyer shall assign this Agreement in whole or in part without the prior written consent of the other Party, provided that such consent shall not be unreasonably withheld. Any purported assignment by either Party without such written consent shall be void and of no force or effect.

ARTICLE 19: GENERAL

19.1	No Waiver. The failure of either Party to exercise any right granted hereunder shall neither impair nor be deemed as a waiver of such Party's privilege of exercising such right at any subsequent time or times.

19.2	Third Party Beneficiaries. There is no third-party beneficiary to this Agreement, and the provisions of this Agreement shall not impart rights enforceable by any person, firm or organization not a party or not a successor or assignee of a party to this Agreement.

19.3	Headings. All headings appearing herein are for convenience only and shall not be considered a part of this Agreement for any purpose or as in any way interpreting, construing, varying, altering or modifying this Agreement or any of the provisions hereof.

19.4	Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Texas, USA, and shall be subject to valid present or future laws, rules, regulations and orders of duly constituted authorities having jurisdiction or control and shall be considered to have been signed in the United States by both Parties.

19.5	Forward Contract. The Parties agree that the transactions hereunder constitute a "forward contract" within the meaning of the United States Bankruptcy Code and that Buyer and Seller are each "forward contract merchants" within the meaning of the United States Bankruptcy Code.

19.6	Entire Agreement. This Agreement contains all of the terms and conditions between the Parties with respect to the subject matter. All changes, alterations or modifications of this Agreement shall be made in writing and signed by an authorized representative of the Parties. Except as expressly provided herein, there are no representations, warranties, promises or inducements made by the Parties with respect to the subject matter of this Agreement.

19.7	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

19.8	Severability. In the event that any one or more of the provisions, or parts of any provisions, contained in the Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the same shall not invalidate or otherwise affect any other provision hereof, and the Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of any provision had never been contained herein. If, however, the effect of such construction of the Agreement shall be to materially modify the relative rights, benefits and responsibilities of the Parties hereunder, the invalid, illegal or unenforceable provision shall instead be deemed to have been modified only to the extent minimally required in order to make such provision valid, legal and enforceable; and the Agreement as so modified, shall remain in full force and effect.

19.9	Negotiated Terms. The Parties agree that the terms and conditions of the Agreement are the result of negotiations between the Parties and that the Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of the Agreement.

19.10	Responsible Business Conduct. In connection with this Agreement, each Party commits to advance sustainable, effective solutions that address the risks of climate change and to follow its own respective standards of business conduct.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first written above.

Signed on behalf of

Seller:		Buyer:

Badger Midstream Energy, LP		NEH Midstream LLC

Signature:	/s/ W. Colin Harper	Signature:	/s/ E. Will Gray
Name:	W. Colin Harper	Name:	E. Will Gray
Title:	President	Title:	Chief Executive Officer

CERTIFICATE, RATIFICATION AND GUARANTEE
OF
AIRLIFE GASES USA INC.'S OBLIGATIONS
PURSUANT TO
THE CONTRACT FOR SALE AND
PURCHASE OF LIQUID HELIUM

This Certificate, Ratification and Guarantee of Airlife Gases USA Inc.'s Obligations Pursuant to the Contract for Sale and Purchase of Liquid Helium (this "Ratification"), is dated effective as of October 27, 2023, and is made and entered into by AIRLIFE GASES USA INC., a Delaware corporation ("AirLife"), for the benefit of NEH MIDSTREAM LLC ("NEH"), SOLIS PARTNERS, L.L.C. ("Solis"), and BADGER MIDSTREAM ENERGY, LP ("BME"). Reference is made to that certain Contract for Sale and Purchase of Liquid Helium by and among Airlife, as "Buyer", NEH, as "Seller", and Solis, as "Pledgor", originally dated as of August 25, 2023, as the same was amended by that certain First Amendment To Contract For Sale And Purchase Of Liquid Helium dated effective October 1, 2023 (as so amended, and as the same may be further amended, supplemented or otherwise modified from time to time, the "Purchase Agreement"). Capitalized terms used but not otherwise defined herein, and which are defined in the Purchase Agreement, shall have the meaning ascribed to such terms in the Purchase Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, AirLife hereby (i) ratifies, affirms, confirms, accepts and adopts all of the terms and provisions of the Purchase Agreement as being in full force and effect on the date hereof, and (ii) certifies and guarantees that as of the date hereof, AirLife is bound by the Purchase Agreement and obligated to perform all of AirLife's covenants and obligations under the Purchase Agreement, including, without limitation, AirLife's obligation to purchase Helium which NEH obtains from BME.

For the avoidance of doubt, AirLife agrees and acknowledges that as of the date hereof, AirLife is obligated to purchase the following Helium from NEH in accordance with and subject to the terms of the Purchase Agreement: the lesser of (i) the sum of (1) fifty percent (50%) of the Helium produced by the Plant (reduced by two percent Tolling losses) each Month during the Term, plus (2) one hundred percent (100%) of BME Helium purchased by NEH (reduced by two percent Tolling losses) each month during the Term, in each case as Liquid Helium, or (ii) one hundred five percent (105%) of the quantity of Liquid Helium forecasted to be available for delivery to AirLife (including both the Gaseous Helium Production expected from the Plant and the quantity of BME Helium expected to be purchased by NEH from BME) during that Month in NEH's latest 3 Month Forecast ("AirLife Monthly Purchase Obligation"). AirLife certifies and guarantees to BME as of the date hereof that the AirLife Monthly Purchase Obligation remains in full force and effect pursuant to the Purchase Agreement, and that the AirLife Monthly Purchase Obligation is a valid and binding obligation of AirLife performable in accordance with the terms of the Purchase Agreement. AirLife agrees that, in the event NEH fails to timely make payment to BME for the BME Helium and AirLife receives written notice (a "Payment Direction Notice") from BME and NEH instructing AirLife to make any payment required to be made by AirLife under the Purchase Agreement (or any portion of such payment as may be specified in the notice) directly to BME, then, to the extent that (i) such payment has become due and payable in accordance with the terms of the Purchase Agreement and (ii) such payment relates to BME Helium purchased by NEH and delivered to Airlife in accordance with the terms of the Purchase Agreement, AirLife shall direct such payment for BME Helium under the Purchase Agreement to BME in accordance with the payment instructions set forth in the related Payment Direction Notice delivered by BME. AirLife's address for delivery of such notices shall be the following:

AirLife Gases USA Inc.

183 Broadway – Suite 210

Hicksville, New York 11801

Attn: Mr. Kiran Karnawat, President

Tel:: +91 98228 87777

E-Mail: kiran.karnawat@airlifegases.com

NEH hereby acknowledges and agrees that any such payment made directly to BME in accordance with this Ratification shall satisfy the payment obligations of AirLife under the Purchase Agreement to the extent of the payment or portion thereof made, as if made to NEH in accordance with the Purchase Agreement.

Each Payment Direction Notice delivered by BME shall specify the bank account to which the related payment shall be directed and such account information as may be necessary to make a wire transfer to such account.

This Ratification is executed and acknowledged by the undersigned effective as of the day and year first written above

Executed by:

AIRLIFE GASES USA INC.

By:	/s/ Kiran Karnawat
Name:	Kiran Karnawat
Title:	President

Acknowledged by:

NEH MIDSTREAM LLC

By:	/s/ Will Gray
Name:	Will Gray
Title:	Managing Member

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